Exhibit 10.1

Summary of Director Fees

For Service on the Board of Directors of Coinstar, Inc.

Effective April 1, 2005

Annual Board Chairman Retainer	$50,000

Annual Board Member Retainer (other than Board Chairman)	$25,000

Additional Annual Audit Committee Chair Retainer	$10,000

Additional Annual Compensation and Nominating and Governance Committee Chair Retainer (if not Board Chairman)	$5,000

Board Meeting Fee (in person)	$1,500

Board Meeting Fee (telephonic)	$750

Audit Committee Meeting Fee (in person or telephonic)	$1,250

Other Committee Meeting Fee (in person or telephonic)	$750